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                                                                   EXHIBIT 23




[KPMG PEAT MARWICK LLP LETTERHEAD]




                        INDEPENDENT AUDITORS' CONSENT



The Board of Directors
FP Bancorp:


We consent to incorporation by reference in the registration statement (No. 33-32788) on Form S-8 of FP Bancorp of our report dated January 26, 1996, relating to the consolidated balance sheets of FP Bancorp and subsidiary (the "Company") as of December 31, 1995, and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-KSB of FP Bancorp.

Our report contains an explanatory paragraph relating to changes in the Company's methods of accounting for investments and income taxes. As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for certain investments in 1994 to adopt the provisions of Financial Accounting Standards Board's (FASB's) Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of the FASB's SFAS No. 109, "Accounting for income Taxes."


                                                /s/  KPMG PEAT MARWICK LLP

San Diego, California
March 26, 1996